Exhibit (d)(4)

Schedule A

Funds(s)

Innovator IBD® 50 ETF

Innovator IBD® ETF Leaders ETF

Innovator Loup Frontier Tech ETF

Innovator IBD® Breakout Opportunities ETF

Innovator S&P Investment Grade Preferred ETF

Innovator Laddered Fund of U.S. Equity Power Buffer ETFs